Exhibit 23.3

                        Consent of Independent Auditors'



The Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia



We consent to the use of our report dated July 11, 1997 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Carlyle Club Apartments for the twelve month period ended March 31, 1997 for inclusion in a form 8K filing with the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc.



Richmond, Virginia
July 11, 1997